Exhibit g (xi)

State Street Bank and Trust Company
1200 Crown Colony Drive, CC1/5
Crown Colony Office Park
Quincy, MA 02169

Attention: Eugene Usatin, Vice President

Re: USAA Mutual Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two new series of shares to be known as the USAA Target Retirement 2060 Fund and USAA Flexible Income Fund.

In accordance with Section 18, the Additional Funds provision, of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (the “Custodian”) (the “Custodian Agreement”), the undersigned Fund hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Target Retirement 2060 Fund and USAA Flexible Income Fund become “Portfolios” under the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST
                on behalf of:
USAA Target Retirement 2060 Fund
and USAA Flexible Income Fund

By: /S/ JAMES G. WHETZEL
Name: James G. Whetzel
Title: Secretary, Duly Authorized
Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /S/ MICHAEL F. ROGERS
Name: Michael F. Rogers
Title: Executive Vice President, Duly Authorized

Effective Date: July 12, 2013